Exhibit 3(1)

HESS CORPORATION

By-Laws

HESS CORPORATION

By-Laws

ARTICLE I.
Offices

Section 1.Registered Office. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2.Other Offices. The Corporation may also have offices at such other places as the Board of Directors may from time to time designate or the business of the Corporation may require.

ARTICLE II.
Seal

The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed, affixed, reproduced or otherwise used.

ARTICLE III.
Stockholders’ Meetings

Section 1.Place. All meetings of the stockholders shall be held at such place either within or without the State of Delaware as may be fixed by the Board of Directors. In lieu of holding a stockholders’ meeting at a designated physical place, the Board of Directors, in its sole discretion, may determine that any stockholders’ meeting may be held solely or partially by means of remote communication and have the Corporation make appropriate arrangements to the fullest extent permitted by applicable law in connection therewith, including without limitation as to format, procedures, access, meeting communication and notices, arrangements with respect to accessing the list of stockholders entitled to vote at said meeting and such other matters as may be relevant with respect to such a meeting, notwithstanding any other provision set forth in these By-Laws.

Section 2.Date and Time of Annual Meeting. An annual meeting of stockholders shall be held on the date and at the time fixed by the Board of Directors, at which the stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

Section 3.Quorum and Adjournment. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by the General Corporation Law of the State of Delaware, by the Restated Certificate of Incorporation, or by these By-Laws.

If a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of voting stock shall be present. At such adjourned meeting at which the requisite amount of voting stock shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 4.(a) Voting. At each meeting of the stockholders, every stockholder having the right to vote shall be entitled to vote in person or by proxy.  A proxy shall be appointed by an instrument in writing subscribed by such stockholder or by his duly authorized attorney and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period. Except as otherwise provided by the General Corporation Law of the State of Delaware, by the Restated Certificate of Incorporation, or by these By-Laws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present, in person or represented by proxy, at the meeting and entitled to vote on the matter shall be the act of the stockholders.

(b)Procedure for Election of Directors; Required Vote. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot.  Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, a majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors.

For purposes of this By-Law, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds fifty percent of the number of votes cast with respect to that director’s election. Votes cast shall include votes to withhold authority in each case and exclude abstentions with respect to that director’s election. Notwithstanding the foregoing, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.

For purposes of this By-Law, a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected, with the determination thereof made by the Secretary as of the close of the applicable notice of nomination period set forth in Section 1(b) of Article IV of these By-Laws. Such determination shall be based on whether one or more notice(s) of nomination were timely delivered in accordance with the time periods and methods prescribed for delivery of notice under Section 4(e) of this Article III or Section 1(b) of Article IV of these By-Laws; provided, however, that the determination that an election is a “contested election” shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. If, prior to the time the Corporation mails its initial proxy statement in connection with such election of directors, one or more notices of nomination are withdrawn such that the number of candidates for election as director no longer exceeds the number of directors to be elected, the election shall not be considered a contested election, but in all other cases, once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast.

(c)Director Qualifications. To be eligible to be a nominee for election or reelection as a director of the Corporation pursuant to Section 4(e) of this Article III or Section 1(b) of Article IV of these By-Laws, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 4(e) of this Article III or Section 1(b) of Article IV of these By-Laws, as applicable) to the Secretary at the principal executive offices of the Corporation (1) a written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and (2) a written representation and agreement (in the form provided by the Secretary upon request) that such person (i) will abide by the requirements of this Section 4(c) and Section 4(d) of this Article III of these By-Laws; (ii) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, and (B) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the Corporation, with such individual’s fiduciary duties under applicable law; (iii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and (iv) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality,  stock ownership and trading policies and guidelines of the Corporation publicly disclosed from time to time.

(d)Director Resignations. If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety days from the date of the certification of the election results.

The Corporate Governance and Nominating Committee, in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or information that it considers appropriate and relevant. The director who tenders his resignation shall not participate in or vote on the recommendation of the Corporate Governance and Nominating Committee or the decision of the Board of Directors with respect to his resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his successor is duly elected, or his earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this By-Law, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 8 of Article IV of these By-Laws or may decrease the size of the Board of Directors pursuant to the provisions of Section 1(a) of Article IV of these By-Laws.

(e)Inclusion of Stockholder Director Nominations in the Corporation’s Proxy Materials. (1)  Subject to the terms and conditions set forth in these By-Laws, the Corporation shall include in its proxy materials for annual meetings of stockholders held after the 2016 annual meeting the name, together with the Required Information (defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by one or more Eligible Stockholders (as defined in paragraph (5) below) that satisfy the requirements of this Section 4(e) of this Article III, and that expressly elects at the time of providing the written notice required by this Section 4(e) of this Article III (a “Proxy Access Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 4(e) of this Article III.  For the purposes of this Section 4(e) of this Article III:

(A)  “Voting Stock” shall mean outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors;

(B) “Constituent Holder” shall mean any stockholder, collective investment fund included within a Qualifying Fund (as defined in paragraph (5) below) or beneficial holder whose stock ownership is counted for the purposes of qualifying as holding the Proxy Access Request Required Shares (as defined in paragraph (5) below) or qualifying as an Eligible Stockholder (as defined in paragraph (5) below);

(C) “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Exchange Act; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership; and

(D)  a stockholder (including any Constituent Holder) shall be deemed to “own” only those outstanding shares of Voting Stock as to which the stockholder itself (or such Constituent Holder itself) possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares.  The number of shares calculated in accordance with the foregoing clauses (a) and (b) shall be deemed not to include (and to the extent any of the following arrangements have been entered into by affiliates of the stockholder (or of any Constituent Holder), shall be reduced by) any shares (x) sold by such stockholder or Constituent Holder (or any of either’s affiliates) in any transaction that has not been settled or closed, including any short sale, (y) borrowed by such stockholder or Constituent Holder (or any of either’s affiliates) for any purposes or purchased by such stockholder or Constituent Holder (or any of either’s affiliates) pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or Constituent Holder (or any of either’s affiliates), whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of Voting Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (i) reducing in any manner, to any extent or at any time in the future, such stockholder's or Constituent Holder’s (or either’s affiliate’s) full right to vote or direct the voting of any such shares, and/or (ii) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or Constituent Holder (or either’s affiliate), other than any such arrangements solely involving an exchange listed multi-industry market index fund in which Voting Stock represents at the time of entry into such arrangement less than 10% of the proportionate value of such index.  A stockholder (including any Constituent Holder) shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder itself (or such Constituent Holder itself) retains the right to instruct how the shares are voted with respect to the election of Directors and the right to direct the disposition thereof and possesses the full economic interest in the shares.   A stockholder’s (including any Constituent Holder’s) ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares so long as such stockholder retains the power to recall such loaned shares by giving requisite notice or delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement so long as such delegation is revocable at any time by the stockholder (and in the case of any such loan or delegation, such shares otherwise remain “owned” as defined herein through the annual meeting).  The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(2)For purposes of this Section 4(e) of this Article III, the “Required Information” that the Corporation will include in its proxy statement is (A) the information concerning the Stockholder Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act; and (B) if the Eligible Stockholder so elects, a Statement (as defined in paragraph (7) below).  The Corporation shall also include the name of the Stockholder Nominee in its proxy card.  For the avoidance of doubt, and any other provision of these By-Laws notwithstanding, the Corporation may in its sole discretion solicit against, and include in the proxy statement its own statements or other information relating to, any Eligible Stockholder and/or Stockholder Nominee, including any information provided to the Corporation with respect to the foregoing.

(3)To be timely, a stockholder’s Proxy Access Notice must be delivered to the Secretary in accordance with the time periods and the methods prescribed for delivery of notice under Section 1(b) of Article IV of these By-Laws.  In no event shall any adjournment or postponement of an annual meeting, the date of which has been announced by the Corporation, commence a new time period for the giving of a Proxy Access Notice.

(4)The number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 4(e) of this Article III but either are subsequently withdrawn or that the Board of Directors decides to nominate as a nominee of the Board of Directors or otherwise appoint to the Board) appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (x) two and (y) the largest whole number that does not exceed 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the methods prescribed for delivery of notice in this Section 4(e) of this Article III (such greater number, the “Permitted Number”); provided, however, that the Permitted Number shall be reduced  by:

(A)the number of such director candidates for which the Corporation shall have received one or more valid stockholder notices nominating director candidates pursuant to Section 1(b) of Article IV of these By-Laws; and

(B)the number of directors in office that will be included in the Corporation’s proxy materials with respect to such annual meeting for whom access to the Corporation’s proxy materials was previously requested or provided pursuant to this Section 4(e) of this Article III, other than any such director referred to in this clause (B) who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two annual terms;

provided, further, that in the event the Board of Directors resolves to reduce the size of the Board of Directors effective on or prior to the date of the annual meeting, the Permitted Number shall be calculated based on the number of directors in office as so reduced.  In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 4(e) of this Article III exceeds the Permitted Number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Voting Stock each Eligible Stockholder disclosed as owned in its Proxy Access Notice submitted to the Corporation.  If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(5)An “Eligible Stockholder” is one or more stockholders of record who own and have owned, or are acting on behalf of one or more beneficial owners who own and have owned (in each case as defined above), in each case continuously for at least three (3) years as of both the date that the Proxy Access Notice is delivered to the Corporation pursuant to this Section 4(e) of this Article III, and as of the record date for determining stockholders eligible to vote at the annual meeting, at least 3% of the aggregate voting power of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is delivered to the Corporation and the date of the applicable annual meeting, provided that the aggregate number of stockholders, and, if and to the extent that a stockholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose stock ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed twenty (20).  Two or more collective investment funds that are part of the same family of funds by virtue of being under common management and investment control or sponsored primarily by the same employer (a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this paragraph (5), provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 4(e) of this Article III.  No shares may be attributed to more than one group constituting an Eligible Stockholder under this Section 4(e) of this Article III (and, for the avoidance of doubt, no stockholder or affiliate thereof may be a member of more than one group constituting an Eligible Stockholder).  A record holder acting on behalf of one or more beneficial owners will not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately, subject to the other provisions of this paragraph (5), for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings.   For the avoidance of doubt, Proxy Access Request Required Shares will qualify as such if and only if the beneficial owner of such shares as of the date of the Proxy Access Notice has itself individually beneficially owned such shares continuously for the three (3)-year period ending on that date and through the other applicable dates referred to above (in addition to the other applicable requirements being met).

(6)No later than the final date when a Proxy Access Notice pursuant to this Section 4(e) of this Article III may be timely delivered to the Corporation, an Eligible Stockholder (including each Constituent Holder) must provide the information required to be disclosed under Section 5 of this Article III and Section 1(b) of Article IV of these By-Laws in a stockholder’s notice and must provide the following information in writing to the Secretary:

(A)with respect to each Constituent Holder, the name and address of, and number of shares of Voting Stock owned by such person;

(B)one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three (3)-year holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Proxy Access Notice is delivered to the Corporation, such person owns, and has owned continuously for the preceding three (3) years, the Proxy Access Request Required Shares, and such person’s agreement to provide:

(i)

within ten (10) days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares; and

(ii)	immediate notice if the Eligible Stockholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of stockholders;

(C)any information relating to such Eligible Stockholder (including any Constituent Holder) and their respective affiliates or associates or others acting in concert therewith, and any information relating to such Eligible Stockholder’s Stockholder Nominee(s), in each case that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of such Stockholder Nominee(s) in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(D)a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the Eligible Stockholder (including any Constituent Holder) and any Stockholder Associated Person (as defined in Section 5 of this Article III), on the one hand, and each of such Eligible Stockholder’s Stockholder Nominee(s), and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Eligible Stockholder (including any Constituent Holder), or any Stockholder Associated Person (as defined in Section 5 of this Article III), were the “registrant” for purposes of such regulation and the Stockholder Nominee were a director or executive officer of such registrant;

(E)a representation that such person:

(i)	acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;

(ii)

has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 4(e) of this Article III;

(iii)

has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;

(iv)	will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and

(v)	will provide facts, statements and other information in all communications with the Corporation and its stockholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 4(e) of this Article III;

(F)in the case of a nomination by a group of stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(G)an undertaking that such person agrees to:

(i)

assume all liability stemming from, and indemnify and hold harmless the Corporation and each of its directors, officers, employees, agents and advisors individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder (including such person) provided to the Corporation;

(ii)	promptly provide to the Corporation such other information as the Corporation may reasonably request; and

(ii)

file with the Securities and Exchange Commission any solicitation by the Eligible Stockholder of stockholders of the Corporation relating to the annual meeting at which the Stockholder Nominee will be nominated.

In addition, no later than the final date when a Proxy Access Notice pursuant to this Section 4(e) of this Article III may be timely delivered to the Corporation, a Qualifying Fund whose stock ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds included within the Qualifying Fund satisfy the criteria specified in the definition of Qualifying Fund.

In order to be considered timely, any information required by this Section 4(e) of this Article III to be provided to the Corporation must be supplemented (by delivery to the Secretary) (1) no later than ten (10) days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (2) no later than the fifth day before the annual meeting, to disclose the foregoing information as of the date that is no earlier than ten (10) days prior to such annual meeting.  For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person to change or add any proposed Stockholder Nominee or be deemed to cure any defects or limit the remedies (including without limitation under these By-Laws) available to the Corporation relating to any defect.

(7)The Eligible Stockholder may provide to the Secretary, at the time the information required by this Section 4(e) of this Article III is originally provided, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of the candidacy of such Eligible Stockholder’s Stockholder Nominee (the “Statement”).  Notwithstanding anything to the contrary contained in this Section 4(e) of this Article III, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is materially false or misleading, omits to state any material fact, directly or indirectly (in each case without factual foundation) impugns the character, integrity or personal reputation of any person or makes charges concerning improper, illegal or immoral conduct or associations with respect to any person or would violate any applicable law or regulation.

(8)No later than the final date when a Proxy Access Notice pursuant to this Section 4(e) of this Article III may be timely delivered to the Corporation, each Stockholder Nominee must provide the information required of nominees under Section 1(b) of Article IV of these By-Laws and must:

(A)provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee (which form shall be provided by the Corporation reasonably promptly upon written request of a stockholder), that such Stockholder Nominee consents to being named in the Corporation’s proxy statement and form of proxy card (and will not agree to be named in any other person’s proxy statement or form of proxy card) as a nominee and to serving as a director of the Corporation if elected;

(B)complete, sign and submit all questionnaires, representations and agreements required by Section 4(c) of this Article III of these By-Laws or otherwise required of the Corporation’s directors generally; and

(C)provide such additional information as necessary to permit the Board of Directors to determine if any of the matters contemplated by paragraph (9) below apply and if such Stockholder Nominee has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines or is or has been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission.

Each Stockholder Nominee shall also promptly provide to the Corporation such other information as may be reasonably requested by the Corporation of the Stockholder Nominee.  In the event that any information or communications provided by the Eligible Stockholder (or any Constituent Holder) or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood for the avoidance of doubt that providing any such notification shall not be deemed to cure any such defect or limit the remedies (including without limitation under these By-Laws) available to the Corporation relating to any such defect.

(9)Any Stockholder Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 4(e) of this Article III or any other provision of these By-Laws, the Restated Certificate of Incorporation or other applicable regulation any time before the annual meeting of stockholders, will not be eligible for election at the relevant annual meeting of stockholders.  Without limiting the foregoing or any other provision of these By-Laws, the Corporation shall not be required to include, pursuant to this Section 4(e) of this Article III, a Stockholder Nominee in its proxy materials for any annual meeting of stockholders, or, if the proxy statement already has been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been delivered to the Corporation:

(A)(i) who is not independent under the listing standards of the principal U.S. exchange upon which the Common Stock is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors;

(B)whose service as a member of the Board of Directors would violate or cause the Corporation to be in violation of these By-Laws, the Restated Certificate of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the Common Stock is listed, or any applicable law, rule or regulation;

(C)if the Eligible Stockholder (or any Constituent Holder) or applicable Stockholder Nominee otherwise breaches or fails to comply with its obligations pursuant to this Section 4(e) of this Article III or any agreement, representation or undertaking required by this Section 4(e) of this Article III; or

(D)if the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting.

For the purposes of this paragraph (9), clauses (A) and (B) and, to the extent related to a breach or failure by the Stockholder Nominee, clause (C) will result in the exclusion from the proxy materials pursuant to this Section 4(e) of this Article III of the specific Stockholder Nominee to whom the ineligibility applies, or, if the proxy statement already has been filed, the ineligibility of such Stockholder Nominee to be nominated; provided, however, that clause (D) and, to the extent related to a breach or failure by an Eligible

Stockholder (or any Constituent Holder), clause (C) will result in the Voting Stock owned by such Eligible Stockholder (or Constituent Holder) being excluded from the Proxy Access Request Required Shares (and, if as a result the Proxy Access Notice shall no longer have been filed by an Eligible Stockholder, the exclusion from the proxy materials pursuant to this Section 4(e) of this Article III of all of the applicable stockholder’s Stockholder Nominees from the applicable annual meeting of stockholders or, if the proxy statement has already been filed, the ineligibility of all of such stockholder’s Stockholder Nominees to be nominated).

Section 5.Notice of Annual Meetings and Business. Written notice of the annual meeting, stating the place, date and hour of the meeting, shall be delivered in person, or mailed postage prepaid, to each stockholder entitled to vote thereat at such address as appears on the records of the Corporation, not less than ten nor more than fifty days before the date of the meeting.   The proposal of business, other than director nominations, which are governed by Section 4(e) of this Article III and Section 1(b) of Article IV of these By-Laws, to be considered by the stockholders may be made at an annual meeting of stockholders (1) pursuant to the Corporation’s notice of meeting, (2) by or at the direction of the Board of Directors or (3) by any stockholder of the Corporation entitled to vote in the election of directors generally who was a stockholder of record at the time of giving of notice provided for in this Section 5 of this Article III, who is entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 5 of this Article III.

For business to be properly brought before an annual meeting by a stockholder pursuant to this Section 5 of this Article III, the stockholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for stockholder action.  To be timely, written notice of such stockholder’s intent to propose business must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary no later than ninety days prior to the anniversary date of the immediately preceding annual meeting, provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the stockholder to be timely must be delivered no later than the close of business on the later of the ninetieth day prior to such annual meeting or the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.  In no event shall the adjournment or postponement of a meeting commence a new time period for the giving of a stockholder’s notice.

Each such notice shall set forth (A) as to the business that the stockholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting, (ii) the reasons for conducting such business at the meeting and any material interest of such stockholder, the beneficial owner, if any, on whose behalf the business is being made and each of their respective affiliates or associates or others acting in concert therewith, if any, in such business (all such persons, the “Stockholder Associated Persons”), (iii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Corporation, the language of the proposed amendment), and (iv) a description of all agreements, arrangements and understandings between any of the

Stockholder Associated Persons and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; (iii) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the business being brought before the meeting and/or (2) otherwise to solicit proxies from stockholders in support of such business; and (iv) the information required by Section 1(b) of Article IV of these By-Laws.

Only such business shall be conducted at an annual meeting as shall have been properly brought before the meeting in accordance with the procedures set forth in this Section 5 of this Article III.  Except as otherwise provided by law, the presiding officer of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was proposed in accordance with the procedures set forth in this Section 5 of this Article III and, if any proposed business is not in compliance with this Section 5 of this Article III, to declare that such defective proposal shall be disregarded.  Notwithstanding the provisions of these By-Laws, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of these By-Laws, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

In addition, to be considered timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.  For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these By-Laws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder, or under any other provision of the

By-Laws, or enable or be deemed to permit a stockholder who has previously submitted notice hereunder, or under any other provision of the By-Laws, to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the stockholders.

Notwithstanding the foregoing provisions of this Section 5 of this Article III, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these By-Laws. Nothing in these By-Laws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.  Subject to Rule 14a-8 under the Exchange Act, nothing in these By-Laws (other than Section 4(e) of this Article III of these By-Laws solely with respect to qualifying nominations pursuant to a Proxy Access Notice) shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of director or directors or any other business proposal.

Section 6.List of Stockholders.  At least ten days before every meeting of stockholders, the Secretary shall prepare a complete list of stockholders entitled to vote at said meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting either at the place where the meeting is to be held or at a place specified in the notice of meeting within the city where the meeting is to be held. Such list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 7.Call of Special Meetings.  Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of the stockholders for any purpose or purposes may be called only by the Chairman of the Board or the President, and shall be called by the Secretary at the request of the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

Section 8.Notice of Special Meetings. Written notice of a special meeting of stockholders, stating the place, date and hour of the meeting and the purpose or purposes for which it is called, shall be delivered in person, or mailed postage prepaid, at least ten days before such meeting, to each stockholder entitled to vote thereat at such address as appears on the records of the Corporation.

Section 9.Business at Special Meetings. Business transacted at all special meetings shall be confined to the purpose or purposes stated in the notice.

Section 10.Stockholder Action; How Taken. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

ARTICLE IV.
Directors

Section 1.(a)  Number, Election and Terms. Except as otherwise fixed pursuant to the provisions of Article FOURTH of the Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time by the Board of Directors but shall not be less than three. The directors elected prior to the 2014 annual meeting of stockholders, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends, or upon liquidation, shall be and are divided into three classes, and each such director shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of his or her election and until his or her successor is duly elected and qualified. The directors elected at each annual meeting of stockholders, commencing with the annual meeting in 2014, shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified.

The term “entire Board” as used in these By-Laws means the total number of directors which the Corporation would have if there were no vacancies.

(b)Stockholder Nomination of Director Candidates. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, ninety days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.

Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Section 2.  Powers. In addition to the powers and authorities these By-Laws expressly confer on it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by the General Corporation Law of the State of Delaware, by the Restated Certificate of Incorporation or by these By-Laws directed or required to be exercised or done exclusively by the stockholders.

Section 3.Expenses and Fees. Each director may be allowed reasonable expenses incurred for attendance at each regular or special meeting of the Board of Directors and of any committee thereof, and each non-employee director shall receive as a director and/or as a member of any committee of the Board of Directors such compensation as may be fixed by the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 4.Organization Meeting. As soon as practicable after the annual meeting of the stockholders, a meeting of the newly elected Board of Directors, for the purpose of organization and the election of officers and otherwise, shall be held upon the call and notice specified in Section 6 of this Article.

Section 5.Regular Meetings. Regular meetings of the Board of Directors shall be held without notice at the principal office of the Corporation in New York, New York, or at such other place within or without the State of Delaware as shall be fixed by the Board of Directors, at such times as shall be determined by the Board of Directors.

Section 6.Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President, on two days’ notice to each director, personally, by mail or by telegram, and shall be called by the Secretary in like manner and on like notice on the written request of a majority of the entire Board of Directors. Special meetings of the Board of Directors shall be held at the place and time designated in the notice of meeting.

Section 7.Quorum. At all meetings of the Board of Directors, at least fifty percent of the directors then in office shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by the General Corporation Law of the State of Delaware, by the Restated Certificate of Incorporation or by these By-Laws.

Section 8.Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article FOURTH of the Restated Certificate of Incorporation

relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successors shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 9.Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, but only by the affirmative vote of the holders of least 80% of the combined voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 10.Action Without Meeting. The provisions of these By-Laws covering notices and meetings to the contrary notwithstanding, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

ARTICLE V.
Committees

The Board of Directors, by resolution passed by a majority of the entire Board of Directors, may establish or discontinue committees, each of which is to consist of two or more of the directors of the Corporation. Each such committee, to the extent provided in these By-Laws or as authorized by the Board of Directors, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Each committee shall keep a record of its proceedings, and all actions of each committee shall be reported to the Board of Directors at the meeting next succeeding the taking of such action.

Each committee shall define its own rules of procedure, but the presence of at least fifty percent of the members of the whole committee shall in each case be necessary to constitute a quorum of the committee, and the affirmative vote of a majority of the members of the committee present at the meeting shall be necessary to take any action. In the absence of a member of any such committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified person.

ARTICLE VI.
Officers

Section 1.Titles. The officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents (any of whom may be designated Senior Executive Vice President, Executive Vice President, Group Vice President or Senior Vice President), a Secretary, a Controller, an Auditor and a Treasurer.

Section 2.Election. The Board of Directors at its first meeting after each annual meeting of stockholders shall elect the Chief Executive Officer and in addition may elect a President, Vice Presidents (any of whom may be designated as Senior Executive Vice President, Executive Vice President, Group Vice President or Senior Vice President), the Secretary, the Controller, the Auditor and the Treasurer, none of whom need to be members of the Board of Directors.

Section 3.Other Officers. The Board of Directors may appoint one or more Assistant Secretaries, one or more Assistant Controllers, one or more Assistant Auditors and one or more Assistant Treasurers, and such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 4.Compensation. The compensation of the executive officers of the Corporation shall be determined by the Board of Directors. The compensation of all other employees, representatives and agents of the Corporation shall be determined by delegated authority to the Chief Executive Officer.

Section 5.Terms of Office. The officers of the Corporation shall hold office until their successors are chosen and qualified. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. If the office of any officer shall become vacant for any reason, the vacancy may be filled by the Board of Directors.

Section 6.Other Powers. In addition to the powers and duties hereinafter specifically prescribed for the respective officers, the Board of Directors may from time to time impose or confer upon any of the officers such additional duties and powers as the Board of Directors may see fit, and the Board of Directors may from time to time impose or confer any or all of the duties and powers hereinafter specifically prescribed for any officer upon any other officer or officers.  The Board of Directors and the Chief Executive Officer may delegate to other officers any authority allocated to them in these By-Laws for the assignment of duties to officers.

Section 7.Divisions and Division Officers. The Board of Directors may from time to time establish one or more operating or administrative divisions of the Corporation and assign to such divisions responsibilities for such of the Corporation's business, operations and affairs as the Board may determine. The Board of Directors or the Chief Executive

Officer or any other officer of the Corporation so authorized by the Board, may appoint officers of a division for such terms and having such titles, exercising such powers and performing such duties as the Board or such appointing officer of the Corporation may determine. An officer of a division shall not as such be an officer of the Corporation. An officer of a division shall have the power to execute and deliver contracts and other documents relating to the business, operations and affairs of such officer's division on behalf of the Corporation, but shall not have such power with respect to any other division of the Corporation or the Corporation. An officer of a division may be removed with or without cause by the Board of Directors or by the Chief Executive Officer or any other officer of the Corporation then authorized by the Board to appoint officers of a division. Any person who is an officer of the Corporation or any division thereof may also be an officer of any subsidiary of the Corporation.

ARTICLE VII.
Duties of officers

Section 1.Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation; he shall, subject to control by the Board of Directors, have full power and complete authority in the management of the business and affairs of the Corporation and shall see that all orders and resolutions of the Board of Directors and of all Board committees are carried into effect.

Section 2.President. The President shall perform such duties as may be assigned to him from time to time by the Board of Directors or the Chief Executive Officer.

Section 3.Senior Executive Vice Presidents, Executive Vice Presidents, and Vice Presidents. The Senior Executive Vice Presidents, Executive Vice Presidents, and Vice Presidents shall perform such duties as may be assigned to them from time to time by the Board of Directors or the Chief Executive Officer or their designees.

Section 4.Secretary. The Secretary shall attend and keep the minutes and records of all meetings of the stockholders and of the Board of Directors, give or cause to be given notice of all meetings of stockholders and of the Board of Directors, keep in safe custody the seal of the Corporation, and shall have power when required to affix the seal to any instrument, and when so affixed the seal shall be attested by the signature of the Secretary or such other officer or agents as may be designated by the Board of Directors. The Secretary shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer or their designees.

Section 5. Assistant Corporate Secretaries and Assistant Secretaries. The Assistant Corporate Secretary or Assistant Corporate Secretaries and the Assistant Secretary or Assistant Secretaries shall perform such of the duties of the Secretary and such other duties as may be assigned from time to time by the Board of Directors or the Chief Executive Officer or their designees.

Section 6. Treasurer. The Treasurer shall have general charge of the corporate funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit or cause to be deposited all moneys and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated pursuant to these By-Laws or by the Board of Directors. He shall see that proper vouchers are taken for all disbursements, and shall render to the Chief Executive Officer and the Board of Directors, whenever required, an account of all transactions of his office. He shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer or their designees.

The Treasurer shall give the Corporation a bond if required by the Board of Directors, in a sum and with one or more sureties satisfactory to the Board of Directors, for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement, or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

Section 7. Assistant Treasurers. The Assistant Treasurer or Assistant Treasurers shall perform such of the duties of the Treasurer and such other duties as may be assigned to him or them from time to time by the Board of Directors or the Chief Executive Officer or their designees.

Section 8. Controller. The Controller shall be the chief accounting officer of the Corporation and shall be in charge of, and shall be responsible for, accounting and accounting methods, budgets and preparation of statistics to assist in executive control of the Corporation. He shall prepare such financial statements and reports and perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer or their designees.

Section 9. Assistant Controllers. The Assistant Controller or Assistant Controllers shall perform such of the duties of the Controller and such other duties as may be assigned to him or them from time to time by the Board of Directors or the Chief Executive Officer or their designees.

Section 10. Auditor. The Auditor shall review the accounting, financial, and related operations and shall be responsible for measuring the effectiveness of controls. He shall appraise procedures, verify the extent of compliance with controls, prevent and detect fraud or dishonesty, and perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer or their designees.

Section 11.Assistant Auditors. The Assistant Auditor or Assistant Auditors shall perform such of the duties of the Auditor and such other duties as may be assigned to him or them by the Board of Directors or the Chief Executive Officer or their designees.

ARTICLE VIII.
Indemnification

Every person who is or was a director, officer or employee of the Corporation, or of any other corporation which he serves or served as such at the request of the Corporation, shall, in accordance with this Article VIII but not if prohibited by law, be indemnified by the

Corporation as hereinafter provided against reasonable expense and any liability paid or incurred by him in connection with or resulting from any threatened or actual claim, action, suit or proceeding (whether brought by or in the right of the Corporation or such other corporation or otherwise), civil, criminal, administrative or investigative, in which he may be involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the Corporation or such other corporation, or by reason of any action taken or not taken in his capacity as such director, officer or employee, whether or not he continues to be such at the time such expense or liability shall have been paid or incurred.

As used in this Article VIII, the term “expense” shall mean counsel fees and disbursements and all other expenses (except any liability) relating to any such claim, action, suit or proceeding, and the term “liability” shall mean amounts of judgments, fines or penalties against, and amounts paid in settlement with respect to any such claim, action, suit or proceeding.

Any person referred to in the first paragraph of this Article VIII who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described in such first paragraph shall be reimbursed by the Corporation for his reasonable expense.

Any other person claiming indemnification under the first paragraph of this Article VIII shall be reimbursed by the Corporation for his reasonable expense and for any liability (other than any amount paid to the Corporation) if a Referee shall deliver to the Corporation his written finding that such person acted in good faith in what the person reasonably believed to be the best interests of the Corporation, and, in addition, with respect to any criminal action or proceeding, reasonably believed that his conduct was lawful.

The termination of any claim, action, suit or proceeding of the character described in the first paragraph of this Article VIII, by judgment, settlement (whether with or without court approval), adverse decision or conviction after trial or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the foregoing standards of conduct.

The person claiming indemnification shall at the request of the Referee appear before him and answer questions which the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which he relies for indemnification; and the Corporation shall, at the request of the Referee, make available to the Referee facts, opinions or other evidence in any way relevant for his finding which are within the possession or control of the Corporation.

As used in this Article VIII, the term “Referee” shall mean independent legal counsel (who may be regular counsel of the Corporation), or other disinterested person or persons, selected by the Board of Directors of the Corporation (whether or not a disinterested quorum exists) to act as such hereunder.

Any expense incurred with respect to any claim, action, suit or proceeding of the character described in the first paragraph of this Article VIII may be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking made by or on behalf of the recipient to repay such advance if it is ultimately determined that he is not to be indemnified under this Article VIII or, if it is ultimately determined that he is to be indemnified under this Article VIII, to the extent that the advance exceeds the amount of the indemnification.

If any clause or provision of this Article VIII shall for any reason be determined to be invalid, all other provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

The rights of indemnification provided in this Article VIII shall be in addition to any rights to which any such director, officer or employee may otherwise be entitled by contract or as a matter of law and, in the event of such person’s death, such rights shall extend to his heirs and legal representatives.

ARTICLE IX.
Certificates of stock

Section 1.Form. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chief Executive Officer, or the President, or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation certifying the number of shares owned by him in the Corporation. If such certificate is countersigned (1) by a transfer agent other than the Corporation or its employee, or (2) by a registrar other than the Corporation or its employee, the signatures of the officers of the Corporation may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

Section 2.Transfer. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 3.Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the Stockholders entitled to notice of or to vote at any meeting of stockholders or at any adjournment thereof, or entitled to receive payment of any dividend or distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other relevant action.

Section 4.Holder of Record. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the General Corporation Law of the State of Delaware.

Section 5.Lost, Stolen or Destroyed Certificates. Any person claiming a certificate of stock to be lost, stolen or destroyed shall make an affidavit or affirmation of that fact and advertise the same in such manner as the Corporation may require and shall, if the Corporation so requires, give the Corporation a bond of indemnity, in form and with one or more sureties satisfactory to the Corporation and in an amount deemed by the Corporation sufficient to indemnify the Corporation, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost, stolen or destroyed.

ARTICLE X.
Notices

Section 1.Notice by Mail. Whenever under the provisions of the General Corporation Law of the State of Delaware, or of the Restated Certificate of Incorporation or of these By-Laws notice is required to be given to any director or stockholder, such notice may be given in writing by mail and/or electronic mail (if sent to the electronic mail address at which the stockholder has consented to receive notice) addressed to such director or stockholder at his address as it appears on the records of the Corporation by depositing the same in a post office or letter box, post prepaid and such notice shall be deemed to be given at the time when the same shall be thus mailed.

Section 2.Waiver of Notice. Any notice required to be given under these By-Laws, the Restated Certificate of Incorporation, or the General Corporation Law of the State of Delaware, may be waived in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, and such written waiver shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or of the Board of Directors (or committees thereof) need be specified in any written waiver of notice.

ARTICLE XI.
Inspection Of Books

The Board of Directors shall determine from time to time whether and, if allowed, when and under what conditions and regulations the accounts and books of the Corporation (except such as may by statute be specifically open to inspection) or any of them shall be open to the inspection of the stockholders, and the stockholder's rights in this respect are and shall be restricted and limited accordingly.

ARTICLE XII.
Check And Notes

The moneys of the Corporation shall be deposited in the name of the Corporation in such bank or banks as the Chief Executive Officer, the President or a Vice President and the Treasurer or an Assistant Treasurer of the Corporation may from time to time designate, and all checks, notes, drafts and bills of exchange of the Corporation shall be signed by such officers or agents as the Chief Executive Officer, the President or a Vice President, and the Treasurer or an Assistant Treasurer of the Corporation may from time to time designate.

ARTICLE XIII.
Fiscal Year

The fiscal year shall begin the first day of January in each year.

ARTICLE XIV.
Amendments To The By-Laws

Section 1.By the Stockholders. Subject to the provisions of the Restated Certificate of Incorporation, these By-Laws may be altered, amended or repealed, or new By-Laws enacted, at any special meeting of the stockholders if duly called for that purpose (provided that in the notice of such special meeting, notice of such purpose shall be given), or at any annual meeting, by the affirmative vote of a majority of the stock represented and entitled to vote thereat.

Section 2.By the Board of Directors. Subject to the laws of the State of Delaware, the Restated Certificate of Incorporation and these By-Laws, these By-Laws may also be altered, amended or repealed, or new By-Laws enacted, by the Board of Directors at any meeting of the Board of Directors.